Exhibit 10.49

Executive Retention Agreement

This Executive Retention Agreement (the "Agreement") is effective as of July 2009 (the "Effective Date"), by and between Michael C. Genau (the "Executive"), and Kinetic Concepts, Inc. ("KCI" or the "Company") (together the "Parties").

RECITALS

WHEREAS, the Executive has accepted employment with the Company as President, Global VAC and has significant strategic and management responsibilities necessary to the continued successful operation of the Company’s business;

WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive;

WHEREAS, the Board believes that it is imperative to provide the Executive with certain severance benefits upon the Executive’s termination of employment under the circumstances described herein that provide the Executive with the financial incentive and encouragement necessary to remain with the Company on a long-term basis.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1. Term of Agreement.  The Company and the Executive agree that this Agreement will be in effect from the Effective Date until the termination of the Executive's employment with the Company as set forth in Section 2 herein.

2. At-Will Employment.  While this Agreement is in effect, the Executive's employment with the Company shall continue to be at-will and, as such, may be terminated by the Executive or the Company at any time, for any reason and with or without advance notice, subject to the Company's severance obligations set forth herein.

3. Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a) Change in Control.  A Change in Control means the first to occur of any one of the following events: (i) consummation of any sale, lease, exchange, or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (together with the assets of the Company's direct and indirect subsidiaries) to any Person or group of related Persons, as that term is used in Section 13(d) of the Exchange Act (a "Group"), together with any affiliates thereof; or (ii) any Person or Group becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Shares representing more than 50% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company; or (iii) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(b) Qualifying Termination.  A "Qualifying Termination" shall mean the Executive's (i) termination of employment by the Company without "Cause;" or (ii) the Executive's resignation from employment for "Good Reason."

(c) Cause.  "Cause" shall mean conduct involving one or more of the following:  (i) the substantial and continuing failure of the Executive to render services to the Company or any subsidiary or affiliate in accordance with the Executive’s obligations and position with the Company, subsidiary or affiliate; provided that the Company or any subsidiary or affiliate provides the Executive with adequate notice of such failure and, if such failure is capable of cure, the Executive fails to cure such failure within 30 days of the notice; (ii) dishonesty, gross negligence, or breach of fiduciary duty; (iii) the Executive's indictment of, conviction of, or no contest plea to, an act of theft, fraud or embezzlement; (iv) the commission of a felony; or (v) a material breach of the terms of an agreement between the Executive and the Company or any subsidiary or affiliate on the other hand or a material breach of any Company policy.

(d) Good Reason.  "Good Reason" shall mean one or more of the following:  (i) the material reduction of Executive’s duties and/or responsibilities, which is not cured within 30 days after the Executive provides written notice to the Company; provided, however, it shall not be considered Good Reason if, upon or following a Change in Control, the Executive’s duties and responsibilities remain the same as those prior to the Change in Control but the Executive’s title and/or reporting relationship is changed; (ii) the material reduction of Executive’s base salary (which is not cured within 30 days after the Executive provides written notice), other than across-the-board decreases in base salary applicable to all executive officers of the Company; or (iii) the relocation of the Executive to a business location in excess of fifty (50) miles from the Company’s headquarters in San Antonio (which is not cured within 30 days after the Executive provides written notice). To be considered a resignation from employment on account of Good Reason, the Executive must provide written notice to the Company (stating that Executive believes one or more of the Good Reason conditions described above exists) within 30 days of the initial existence of such condition, and must resign within 30 days of the Company’s failure to cure such condition.

(e) Disability.  For purposes of this Agreement, "Disability" shall mean that the Executive is unable, with or without reasonable accommodation, to perform one or more essential functions of his or her position as an employee of the Company as the result of his or her incapacity due to physical or mental impairment for more than 90 days (not necessarily consecutive) in any 180-day period.

4. Severance Benefits Upon a Qualifying Termination.

(a) Qualifying Termination in Connection with a Change in Control.  If the Executive experiences a Qualifying Termination upon or within 24 months following a Change of Control, then the Executive shall be entitled to receive the following severance benefits, which shall be in addition to any salary earned and vacation accrued up to and including the date of termination, as determined by the Company: (i) a severance payment in the amount of two times  the sum of the Executive's annual base salary plus annual target bonus, payable as a lump sum payment within five business days of the date the Executive executes and returns a full waiver and release of all claims in a form provided by the Company in the form attached hereto; and (ii) if the Executive timely elects COBRA health insurance continuation coverage, reimbursement of COBRA premiums for up to 18 months following the date of termination.

(b) Qualifying Termination not in Connection with a Change in Control.  If the Executive experiences a Qualifying Termination that is not in connection with a Change of Control as described in Section 4(a) herein, then the Executive shall be entitled to receive the following severance benefits, which shall be in addition to any salary earned and vacation accrued up to and including the date of termination, as determined by the Company: (i) a severance payment in the amount of the Executive's annual base salary plus annual target bonus, payable as a lump sum payment within five business days of the date the Executive executes and returns a full waiver and release of all claims in the form attached hereto; and (ii) if the Executive timely elects COBRA health insurance continuation coverage, reimbursement of COBRA premiums for up to 12 months following the date of termination.

5. Termination of Executive's Employment Other than a Qualifying Termination

(a) Termination on Account of Executive's Disability or Death.  If the Company terminates the Executive’s employment as a result of the Executive’s Disability or due to the death of the Executive, then the Executive shall not be entitled to receive any severance benefits and shall only be entitled to receive any salary earned and vacation accrued up to and including the date of termination; provided, however, that this provision shall not have any effect upon any rights the Executive or his estate may have under the terms of any Company short or long-term disability policy or life insurance policy.

(b) Termination for Cause or Resignation without Good Reason.  If the Executive is terminated for Cause or resigns from employment without Good Reason, then the Executive shall not be entitled to receive any severance benefits and shall only be entitled to receive any salary earned and vacation accrued up to and including the date of termination

6. Conditions to Severance Benefits.

(a) No severance benefits shall be made under Sections 4(a) and (b) unless and until the Executive shall, in consideration of such benefits, execute a full waiver and release of all claims in the form attached hereto, which shall be delivered to the Company within 45 days following the Executive’s termination.

(b) The Executive acknowledges and agrees that he or she is not entitled to any severance or change in control benefits provided under the terms of the 1997 KCI Severance Pay Plan or any similar agreement, plan or arrangement, other than the Company's stock option plans.

(c) All payment of severance benefits under this Agreement shall comply with section 409A of the Internal Revenue Code.

7. Successors.

(a) Company’s Successors.  Any successor (or parent thereof) to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term "Company" shall include any successor (or parent thereof) to the Company’s business and/or assets.

(b) Executive’s Successors.  All rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  Executive shall have no right to assign any of his obligations or duties under this  Agreement to any other person or entity.

8. Notice.

(a) General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

(b) Notice of Termination.  Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by a written notice of termination to the other party hereto.  Such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.

9. Arbitration.  All disputes relating to or arising out of this Agreement or otherwise in connection with the Executive's employment with, or termination from, the Company, shall be settled by binding arbitration in accordance with the Company's standard arbitration policy and procedures.

10. Miscellaneous Provisions.

(a) Waiver.  No provision of this Agreement shall be amended, modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Choice of Law.  The validity, interpretation, construction and performance of this Amended Agreement shall be governed by the laws of the State of Texas.

(c) Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(d) Employment Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes and other authorized deductions.

(e) No Representations.  Each party acknowledges that it is not relying and has not relied on any promise, representation or statement made by or on behalf of the other party that is not set forth in this Amended Agreement.

(f) Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Prior Agreements.  Except as specifically set forth in the Non-Disclosure, Inventions Assignment and Non-Competition Agreement, this Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Agreement.

[Signatures to Follow on Next Page]

In Witness Whereof, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY	Kinetic Concepts, Inc. By: /s/ Cathy Burzek Title: President and Chief Executive Officer
EXECUTIVE	/s/ Michael C. Genau Michael C. Genau

[FORM OF RELEASE AGREEMENT]

Date

Employee Name & Address

RE:           Release Agreement

Dear _________:

As discussed, this letter confirms that your employment with Kinetic Concepts, Inc. (“KCI”) and any of its affiliates and subsidiaries (“KCI”) will end on a date to be mutually agreed, but in no event later than ____________, 20--.  In connection with the separation, KCI will provide you with the severance benefits set forth in paragraph 5 below, together with the KCI obligations set forth in this letter (the “KCI Consideration”).  This letter will confirm our compromise and settlement of all the matters we discussed, as set forth herein.

1.  Release.  You agree that in exchange for the KCI Consideration you will release any and all claims you may have against Kinetic Concepts, Inc., its affiliates, subsidiaries, directors, officers, employees, trustees, agents, stockholders, representatives and/or attorneys (“KCI” or the “Releasees”).  With full understanding of the contents and legal effects of this agreement, you individually and on behalf of your spouse, heirs, executors, dependents and successors, and each of them (“Releasors”), hereby knowingly and voluntarily waive and release any claim against the Releasees relating to salary, commissions, wages, benefits, stock, stock options, severance pay, bonuses, sick leave, workers’ compensation benefits, holiday pay, vacation pay, agreements, and any other claims or causes of action, attorneys’ fees, damages or any other alleged liability arising out of or in any way connected this agreement, your employment relationship with KCI, your separation from employment, and any other transaction, occurrence, act or omission prior to the date of this agreement between you and the Releasees.

This release also includes any cause of action you may have based upon public policy, claims involving discrimination or harassment of any form (including, without limitation, sex, race, national origin, age, religion or disability), or retaliation.  This release further covers any claim you may have under the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Texas Commission on Human Rights Act, the Americans with Disabilities Act, Texas Workers’ Compensation Act or any other similar federal, state or local law or regulation and any claim for salary, wages, commissions severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefits.

You knowingly and voluntarily waive any possible rights or claims you may have against KCI under the Age Discrimination in Employment Act and similar state or local statute, and you understand and agree that:

A.	this waiver is written in a manner that you understand;
B.	you are not waiving any claims against KCI that may arise after this agreement is executed;
C.	the KCI Consideration is in addition to any other consideration or benefits owed to you by KCI;
D.	you have the right and have had the opportunity to consult with an attorney of your choice regarding the terms of this agreement;
E.	you have twenty-one (21) days to consider the terms of this agreement and whether you will execute it; and
F.	this agreement will only become effective or enforceable if you execute it timely and do not revoke it during the seven (7) day revocation period.

2.  Non-compete. In exchange for the KCI Consideration provided pursuant to this agreement, and because of your position as an executive with the company and your close contact with many confidential affairs of KCI, you agree that for period of two (2) years from your termination date (a) you will not, alone or as an officer, director, stockholder (except for investments in securities of publicly traded companies that are not in excess of one percent (1%) of such entity's securities), be a partner, associate, employee, agent, principal, or in any other capacity, participate with or become associated with any person, firm, partnership, corporation or other entity that is engaged in a business that competes directly with the Company (including, without limitation, the negative pressure therapy, therapeutic surfaces, or tissue regeneration businesses of the Company).  This Non-Competition provision shall be limited to the specific areas of responsibility and geographic areas served by you during your employment with the Company.

3.  Non-solicitation.  You agree that for a period of two (2) years from your separation of employment with the Company, you will not directly or indirectly: (i) influence or attempt to influence customers or suppliers of the Company or any of its present or future subsidiaries or affiliates of the Company, either directly or indirectly, to divert their business to any other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company, or (ii) solicit or attempt to solicit any of the employees, agents, or consultants of the Company out of their employment, contractual, or other relationship with the Company to work for any business, individual, partnership, firm, or corporation.

4.  Confidentiality.  In exchange for the KCI Consideration provided pursuant to this agreement, and because of your position as an executive in the company and your close contact with many confidential affairs of KCI, including all matters related to KCI’s business, such as information concerning customers, business plans, costs, profits, markets, operations, sales, trade secrets, and plans for future developments and any other proprietary information which is not publicly available, which information was imparted to you because of and during your employment by KCI (hereinafter collectively referred to as “Confidential Matters”), you agree at all times to protect from damage or destruction and to keep secret and confidential all Confidential Matters of KCI.  Additionally, you agree not to disclose any Confidential Matters to anyone outside of KCI or otherwise use those Confidential Matters or your knowledge of the Confidential Matters for your own benefit or for the benefit of any other person other than KCI.

5.  Separation Payment.  In exchange for your promises contained herein, KCI agrees to make a separation payment to you, in an amount equal to $--------------, provided that you do not revoke this agreement within the seven (7) day period referenced in paragraph 1(F) above.  If you timely elect COBRA health insurance continuation coverage, you will be reimbursed for COBRA premiums for up to 12  months or 18 months (as set forth in your Executive Retention Agreement)  following the date of termination. You agree that as of the execution of this agreement, KCI has no outstanding obligations to you, other than the consideration set forth herein.

6.  Equity Awards.  You understand and acknowledge that your outstanding equity awards (non-qualified stock options and restricted stock awards) will be governed by the terms of the award agreements respecting such awards, and that this letter does not alter or amend the terms thereof.  Upon the termination of your employment, KCI’s equity administration department will provide you with a detail of vested equity awards that may be exercised by you during the time periods prescribed under the equity award agreements.  All unvested equity awards will be forfeited according to the terms of the equity award agreements and the KCI equity plans governing such awards.

7.  Miscellaneous.  On or before the date you execute this agreement, you will return all property in your possession, custody or control which belongs to KCI, including without limitation, keys, credit cards, computers, phone cards and any of KCI’s documents, whether kept in paper or electronic format.  Neither you nor anyone acting on your behalf has maintained copies of any of these documents.

Except as required by applicable law, the terms and conditions of this agreement shall remain confidential and you shall not respond to or participate in any public discussion or other publicity concerning or relating to your employment with or separation from KCI.  Both parties agree and covenant not to make any derogatory or negative comments about either party or the management, operations or financial condition of KCI and agree to cooperate with KCI to the extent reasonably necessary regarding the transition of matters worked on by you during your employment with KCI.  You agree to be available by phone for consulting as needed on a reasonable basis by the Company for up to 60 days following your termination.

You agree to indemnify KCI and agree to hold it harmless for any claims brought by any taxing authority against any of the Releasees seeking payment of taxes, penalties and/or interest related to the assessment, determination and/or reporting of taxes under federal, state and/or local law, including, without limitation, payment of attorneys’ fees for counsel selected by KCI for its defense of such matters and costs.

This agreement is being executed voluntarily and without duress or coercion.  Any claim or controversy arising out of or relating to this agreement, your employment with or separation from KCI, or arising out of any other transaction or occurrence with the Releasees, shall be submitted to final and binding arbitration in Bexar County Texas according to the procedures set out in KCI's Arbitration Policy.  With an adequate opportunity to consult with legal counsel, you have knowingly and voluntarily waived any right to trial by jury of any dispute with any of the Releasees, notwithstanding contrary provisions of any federal, state or local law, regulation or ordinance.  Notwithstanding the foregoing provisions, if you breach any of the non-disclosure provisions of this agreement, KCI shall have the right to seek immediate injunctive relief in the form of a temporary restraining order or preliminary injunction, enjoining you from such further breach of those provisions of this agreement, pending a final ruling by the arbitrator.  This agreement is governed by the laws of the state of Texas, without regard to conflict of laws rules.

Please indicate your agreement to the foregoing terms by signing and dating the agreement in the space provided below.  If you decide to revoke the agreement, it must be in writing and be received by me at the above address before the close of business on the seventh day after execution of this agreement.

Kinetic Concepts, Inc.

By:
Name:
Title:

AGREED AND ACCEPTED:

Name

Date:

WAIVER

I, ____________, understand that I may take up to twenty-one (21) days from receipt of the ___________, 20-- Letter Agreement to which this is attached, to review the document and determine whether to accept it.  I hereby knowingly and voluntarily waive the 21-day review provision of the Letter Agreement.  I acknowledge and understand that this Waiver is part of the Letter Agreement between myself and Kinetic Concepts, Inc., and as such includes all rights and claims arising prior to or on the effective date of the Letter Agreement, including, but not limited to, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Texas Commission on Human Rights Act and the Older Workers' Benefits Protection Act.

I have been advised by Kinetic Concepts, Inc. to consult with my attorney prior to executing the Letter Agreement, and I acknowledge that I fully understand the terms of the Letter Agreement.  I have not been compelled into signing it by anyone associated with Kinetic Concepts, Inc. and have entered into the Letter Agreement and this Waiver voluntarily and of my own free will.

Date	Name